Exhibit 99.1

For Immediate Release

Spire Acquires Mobile Gas and Willmut Gas

ST. LOUIS (Sept. 12, 2016) – Spire Inc. (NYSE: SR) (“Spire”) today completed its acquisition of EnergySouth, Inc., the parent company of Mobile Gas and Willmut Gas, from Sempra U.S. Gas & Power (“Sempra”). The purchase consideration of $344 million included the assumption of $67 million of debt. The acquisition was funded primarily with the proceeds of an equity offering in May 2016 and a $165 million private placement of unsecured senior notes that closed on September 9.
“At Spire, we believe in a world where energy enriches people’s lives, and our mission is to make that idea a reality. Person by person. Neighborhood by neighborhood. Community by community. So, we’re excited to start serving the customers of Mobile Gas and Willmut Gas, and getting to know the people – employees, homeowners, business owners, families and neighbors,” said Suzanne Sitherwood, president and CEO of Spire.
With the addition of 85,000 natural gas customers of Mobile Gas in Alabama and 19,000 Willmut Gas customers in Mississippi, Spire will now serve more than 1.7 million customers in Missouri, Alabama and Mississippi.
The acquisition of Mobile Gas and Willmut Gas further delivers on our strategic focus to grow our gas utility business and create long-term shareholder value. This transaction also builds on our proven process and success in integrating, financing and operating our companies. The expansion of our southern footprint builds upon our operations and working relationships in Alabama. Willmut Gas expands our reach into Mississippi and provides further regulatory diversity while adding another highly rated regulatory environment. We expect the acquisition to be neutral to net economic earnings per share in 2017 and accretive in 2018, and to support our long-term annual earnings per share growth target of four percent to six percent.
About Spire
At Spire Inc. (NYSE: SR) we believe energy exists to help make people’s lives better. It’s a simple idea, but one that’s at the heart of our company. Every day we serve 1.7 million customers making us the fifth largest publicly traded natural gas company in the country. We help families and business owners fuel their daily lives through our regulated utilities - Laclede Gas, Missouri Gas Energy, Alagasco, Mobile Gas and Willmut Gas. Our non-regulated businesses Laclede Energy Resources and Spire Natural Gas Fueling Solutions provide energy solutions to other natural gas users. We are committed to transforming our business and pursuing growth by 1) growing our gas utility business through prudent infrastructure upgrades and organic growth initiatives, 2) acquiring and integrating gas utilities, 3) modernizing our gas supply assets, and 4) investing in innovation. Learn more at www.SpireEnergy.com.